Exhibit 10.1

Terms and Conditions of Loan Transaction with Christopher Berardi

Amount to be determined by final expenses paid for improvements to premises, approximating $1,400,000 and not to exceed $1,500,000.

Five year maturity with equal installment payments due quarterly until paid in full

Interest to be paid at the applicable federal rate for the applicable period to be paid quarterly

Collateralized by a mortgage on the real property